May 28, 1997



VIA EDGAR

Board of Directors
Tweedy, Browne Funds Inc.
One Exchange Place
Boston, Massachusetts 02109

         RE:      Rule 24f-2 Notice

Gentlemen:

         In  connection  with the  filing by  Tweedy,  Browne  Funds  Inc.  (the
"Company") of a Notice (the "Notice") pursuant to Rule 24f-2 under the Investment Company Act of 1940, as amended (the "1940 Act"), for the Company's fiscal year ended March 31, 1997, you have requested that I provide the legal opinion required by said Rule.

         In accordance with Rule 24f-2, the Company has registered an indefinite number of shares of beneficial interest, with a par value of $.0001, under the Securities Act of 1933, as amended (the "1933 Act"). The purpose of the Notice is to make definite the registration of shares of the Company sold in reliance upon the Rule during the fiscal year ended March 31, 1997.

         I am Counsel of First Data Investor Services Group, Inc., the Company's Administrator, and in such capacity, from time to time and for certain purposes, provide legal counsel to the Company. I have examined copies of the Company's Article of Incorporation, as amended, and By-Laws, as amended, resolutions adopted by its Directors and such other records and documents as I have deemed necessary for purposes of this opinion.

         On the basis of the foregoing, and assuming all of the Shares were sold in accordance with the terms of the Company's Prospectus and Statement of Additional Information in effect at the time of sale, I am of the opinion that the Shares were legally issued, fully paid and non-assessable by the Company. This opinion is for the limited purposes expressed above and should not be deemed to be an expression of opinion as to compliance with the 1933 Act, the 1940 Act or applicable state "blue sky" or securities laws in connection with the sales of the Shares.

         I hereby consent to the filing of this opinion with the Securities and Exchange Commission as part of the Company's Rule 24f-2 Notice.


                                                     Very truly yours,



                                                     /s/ Patricia L. Bickimer
                                     Counsel